Exhibit 5.1

Everbright Digital Holding Limited 恆輝科技控股有限公司 VISTRA (CAYMAN) LIMITED P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands	D +852 3656 6054 / +852 3656 6073
E nathan.powell@ogier.com / rachel.huang@ogier.com

Reference: NMP/RYH/508964.00001

5 June 2025

Everbright Digital Holding Limited 恆輝科技控股有限公司 (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale by the selling shareholders named in the Registration Statement or their permitted transferees (together, the Selling Shareholders) of up to 7,000,000 ordinary shares with US$0.00004 par value each of the Company (each an Ordinary Share, such 7,000,000 Ordinary Shares are collectively referred to as the Resale Shares).

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Shares

(b)	The Resale Shares to be offered and sold by the Selling Shareholders as contemplated by the Registration Statement have been duly authorised for issue and validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Company’s Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the references to this firm in the Registration Statement under the heading “Legal Matters” and “Enforceability of Civil Liabilities”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the Resale Shares while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

Yours faithfully

/s/ Ogier
Ogier

Schedule 1

Documents examined

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 18 May 2023 issued by the Registrar.

2	The second amended and restated memorandum and articles of association of the Company adopted by special resolution on 10 April 2025 and with effect from 10 April 2025 and filed with the Registrar on 15 April 2025 (the Memorandum and the Articles).

3	A Certificate of Good Standing dated 21 May 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A copy of the listed register of members of the Company maintained by VStock Transfer, LLC as the transfer agent of the Company dated 5 June 2025 and provided to us on 5 June 2025 (the Listed Register of Members).

5	The register of directors and officers of the Company filed with the Registrar on 10 April 2025 (the Register of Directors, and together with the Listed Register of Members, the Statutory Books).

6	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company (the Director’s Certificate).

7	A copy of the written resolutions of the sole director of the Company dated 29 December 2024 (the Director Resolutions).

8	A copy of the unanimous written resolutions of the board of directors of the Company dated 20 January 2025 (the Board Resolutions).

9	A copy of the unanimous written resolutions of all the members of the Company dated 20 January 2025 (the Shareholders Resolutions, together with the Director Resolutions and Board Resolutions, the Resolutions).

10	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 5 June 2025 (the Register of Writs).

11	A search of the Cayman Online Registry Information Service conducted against the Company at the Registrar on 5 June 2025 (the CORIS Search).

12	The Registration Statement.

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Statutory Books, the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where the Registration Statement has been provided to us in draft or undated form, that Registration Statement has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of the Registration Statement marked to show changes from a previous draft, all such changes have been accurately marked.

6	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Ordinary Shares are issued.

7	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

8	Each of the parties to the Registration Statement other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

9	The Registration Statement has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it (other than the Company) in accordance with all applicable laws.

10	The obligations expressed to be assumed by the Company and by the other parties in the Registration Statement constitute legal, valid, binding and enforceable obligations of such parties under all applicable laws (other than the laws of the Cayman Islands).

11	In authorising the execution and delivery of the Registration Statement by the Company, the issue and allotment of the Ordinary Shares, and the exercise of its rights and performance of its obligations under the Registration Statement, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

12	At the time of the issuance of any Resale Shares in accordance with its terms of issuance set out in the Registration Statement, the Company would not have been struck off and dissolved or placed in liquidation.

Enforceability

13	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Registration Statement nor the exercise by any party to the Registration Statement of its rights or the performance of its obligations under them contravene those laws or public policies.

Shares

14	The Ordinary Shares to be issued shall be issued at an issue price in excess of the par value thereof.

15	Issuance of any Resale Shares, at such time of issuance, whether as principal issue or on conversion, would not result in the Company exceeding its authorised number of shares; and upon the issue of any Resale Shares, the Company would receive consideration for the full issue price thereof which should be equal to at least the par value thereof and that such issuance would be duly registered, and would continue to be registered, in the Company’s register of members.

16	The Resale Shares were issued in accordance with the terms set out in the Registration Statement and in accordance with the Resolutions and the Company’s then effective memorandum and articles of association, and the consideration for the issuance of the Resale Shares as set out in the Registration Statement has been fully paid.

Register of Writs and CORIS Search

17	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

18	The CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered.

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.